Exhibit 5.1

BARNETT & LINN
ATTORNEYS AT LAW
23945 Calabasas Road, Suite 115 ● Calabasas, CA 91302
www.barnettandlinn.com

WILLIAM B. BARNETT	Telephone: 818-436-6410
Attorney/Principal	Facsimile: 818-223-8303
wbarnett@wbarnettlaw.com

May 30, 2014

Mr. Zhiguo Wang, President and CEO
Yew Bio-Pharm Group, Inc.
294 Powerbilt Avenue
Las Vegas, NV 89148

Re:	Yew Bio-Pharm Group, Inc.
Registration Statement on Form S-1

Dear Mr. Wang:

We have acted as your counsel in connection with the Registration Statement (the “Registration Statement”) on Form S-1 (File No. 333-195555) filed by Yew Bio-Pharm Group, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on April 28, 2014 as subsequently amended dated May 30, 2014 under the Securities Act of 1933, as amended (the “Act”), in connection with the registration of up to 29,984,210 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) to be sold by certain Selling Stockholders.

You have requested our opinion as to the matters set forth below relating to the Registration Statement.

In connection therewith, we have examined and relied upon original, certified, conformed, photocopies or other copies of (a) the Articles of Incorporation and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company; (c) the Registration Statement and the exhibits thereto; and (d) such corporate records of the Company, certificates of public officials, certificates of the officer of the Company and other documents, agreements and instruments as we have deemed necessary as to matters of fact and have made such examinations of laws as we have deemed relevant as a basis for the opinions herein contained. In all such examinations, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures on original documents; (ii) the conformity of the originals or certified documents of all copies submitted to us as conformed photocopies or other copies; and (iii) the truth and accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

This opinion letter is opining upon and is limited to the current federal securities laws of the United States and, Nevada Corporation Law as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

On the basis of the foregoing and reliance thereon, it is our opinion that the Shares to be sold by the Selling Stockholders have been duly authorized and legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters.” In giving this consent, we specifically do not allege to being an “expert” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours truly,

/s/ William B. Barnett
William B. Barnett